FOR IMMEDIATE RELEASE Date Submitted: January 31, 2008 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR-TO-DATE 2007 RESULTS

Highlights Include:

•	Fourth quarter 2007 net income of $1,566,000, and net income of $8,386,000 for full year 2007
•	Earnings per share (diluted) of $0.21 for the fourth quarter and $1.21 for full-year 2007, compared to $0.33 and $1.55 respectively for 2006
•	Solid loan and core deposit growth both including and excluding the effect of Firstbank - West Michigan
•	Economic conditions in Michigan and nationally continue to create credit and valuation issues impacting earnings
•	Net interest margin stable, gain on sale of mortgage loans increases

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.21 for the fourth quarter of 2007 compared to $0.33 in the fourth quarter of 2006. Net income was $1,566,000 for the quarter ended December 31, 2007, compared to $2,168,000 for the quarter ended December 31, 2006. Returns on average assets and average equity for the fourth quarter of 2007 were 0.45% and 5.2%, respectively, compared with 0.79% and 8.9%, respectively, in the fourth quarter of 2006. All per share amounts are fully diluted and have been adjusted to reflect the 5% stock dividend paid in December of 2006.

Earnings per share of $1.21 for full year 2007 decreased 21.9% compared to 2006. Net income was $8,386,000 for 2007, down 17.9% from $10,208,000 for 2006. Returns on average assets and average equity for 2007 were 0.69% and 7.8%, respectively, compared with 0.95% and 10.7%, respectively, in 2006. The net interest margin in 2007, at 3.90%, was 23 basis points below the 4.13% level of 2006. Provision expense for loan losses in 2007 was $2,014,000, increasing considerably from $767,000 in 2006. The dual factors of margin pressure and stress in the credit markets were the major factors contributing to the declines in earnings and profitability measures for Firstbank. Both factors are related to the economic conditions in Michigan and nationally.

Balance sheet comparisons to prior-year periods are affected by the acquisition of ICNB Financial Corporation on July 1, 2007, and the inclusion in the consolidated totals of its bank, Firstbank – West Michigan, which had assets of $238.3 million at December 31, 2007. Total assets at December 31, 2007, were $1.366 billion, an increase of 24.8% over the prior year end. Total portfolio loans of $1.122 billion were 23.4% above the level at December 31, 2006, with 19.2% of the increase due to the addition of $175 million loans of Firstbank – West Michigan. Total deposits as of December 31, 2007, were $1.011 billion, including $166 million deposits of Firstbank – West Michigan, compared to $835 million at December 31, 2006.

Firstbank’s net interest margin, at 3.89% in the fourth quarter of 2007, maintained the same level as in the third quarter of 2007 and was remarkably stable for all four quarters of 2007. The net interest margin for full year 2007 was 3.90% compared to 4.13% in 2006. Most of 2007, prior to the prime rate decline on September 18th, was characterized by a flat yield curve. The latter portion of the year was affected by the declines in the prime rate, which were driven by the Federal Reserve’s efforts to stimulate economic activity and ease stress on credit quality. A flat yield curve creates a difficult environment for achieving strong net interest spreads. Reductions in the prime rate have an immediate negative impact on Firstbank’s net interest margin, but the company works to reduce deposit and other funding costs as quickly as possible. These two factors combined to hold Firstbank’s increase in net interest income to only 6.4% while average earning assets were increasing 13.3%. The addition of Firstbank – West Michigan contributed to the growth in earning assets.

Also affecting earnings in the fourth quarter and full year of 2007 was a decision by Firstbank to change the accounting classification for its ownership of bank stocks from “available for sale” to “trading”. Firstbank, from time to time, invests limited amounts in certain bank stocks that may prove to be of strategic value in the future. Due to the sharp declines in Michigan bank stock valuations that occurred in 2007, Firstbank determined that it would consider retaining or selling such positions on a regular basis and that trading account status therefore becomes more appropriate for accounting purposes. The change in classification resulted in recording a loss of $628,000 on trading account securities. At December 31, 2007, the total bank stock investment was carried at market value of $675,000.

Mr. Sullivan stated, “ The dual factors of margin pressure and stress in the credit markets made this is an extremely challenging time for all banks and financial services providers. While our earnings do not compare favorably with our past record of recent years, we are proud that our adherence to the principles of sound asset quality, conservative lending practices, and appropriately conservative application of accounting principles, including timely recognition of any problem assets, puts us in a strong leadership position within the state of Michigan. While our provision expense increased in 2007, it amounted to 0.20% of average portfolio loans, a quite favorable level compared to many of the banks in our state. By keeping ourselves relatively strong, we believe that the current environment may present us with a number of opportunities to add value for our shareholders in the years ahead.

“We also remain diligent regarding cost containment, and continually evaluate our markets and the opportunities within our company to improve efficiency. As a result, we have recently decided to combine two of our banks, Firstbank – Lakeview and Firstbank (Mt. Pleasant). Those two banks already share a number of personnel and services, and the advantages of the separate charters in this particular situation have become less significant. However, we continue to see value in the multi-bank-charter format, because in most situations it facilitates our ability to compete in our local markets and also to grow by acquisition. We know that this format works well in most of the communities we serve, and we have a good support structure to operate it efficiently. The multi-bank-charter format differentiates us from other companies, and we are re-affirming our commitment to it.

“I continue to be extremely grateful for the quality of our people and the efforts they are making during these difficult times to serve our customers and shareholders well.”

Most items of revenue and expense were affected by the inclusion for the second half of the year of Firstbank – West Michigan. Gain on sale of mortgage loans increased in each quarter of 2007, and for all of 2007 was 32.5% over the level in 2006. The declines in interest rates in the latter part of the year have helped to expand mortgage activity. Service charges on deposit accounts increased 16.9% in 2007. In spite of these increases total non-interest income declined 4.1% due in part to the loss booked to trading account securities mentioned above and a loss on sale of securities in the first quarter of 2007, which was incurred to help improve net interest margin for the rest of the year. Salary and employee benefits expense was 7.3% lower in the fourth quarter of 2007 than in the third quarter, as Firstbank worked to contain expense and reduced or eliminated certain bonus and health and welfare benefits expenses that had been accrued earlier in the year. For the full year, non-interest expense increased 12.2% over the level in 2006, with the increase driven largely by the inclusion of the new bank.

In the second quarter of 2007, Firstbank designated as non-accrual a $4.7 million loan on an apartment complex in southeast Michigan and established a $500,000 specific reserve related to this credit, as disclosed previously. During the fourth quarter, this situation progressed to the point it appears likely that Firstbank will take title to collateral in the near future. Therefore, Firstbank made the decision to write the loan down to the expected valuation that can be supported by the collateral in current market conditions. This required increased provision expense of $1.2 million in the fourth quarter and increased net charge-offs in the fourth quarter by $1.8 million.

Provision expense in the fourth quarter of $1,773,000 increased from $223,000 in the third quarter and included the $1.2 million related to the one credit discussed above. At December 31, 2007, the ratio of the allowance for loan losses to loans was 1.02%, compared to 1.06% at September 30, 2007, and compared to 1.10% at December 31, 2006. The ratio of allowance for loan loss to non-performing loans decreased from 106% at September 30, 2007, to 81% at December 31, 2007, but the impact of moving the credit discussed above from being classified as a non-performing loan to being classified as other real estate, would cause this ratio to rise above 100%. At this time, no further charge-off is anticipated upon either the change in classification, or the liquidation of the collateral, on this particular loan.

Net charge-offs of $2,116,000 in the fourth quarter of 2007 included the $1.8 million related to the specific credit, and were 0.76% of average loans on an annualized basis. For full year 2007, net charge-offs of $2,848,000 also included the $1.8 million related to this credit and were 0.28% of average loans, in line with the 0.26% of average loans for 2006. The ratio of non-performing loans (including loans past due over 90 days) to loans rose to 1.26% at December 31, 2007, compared to 1.00% as of September 30, 2007. Most of the increase was related to delinquencies in residential and commercial loans, with a resulting increase in non-accrual loans. The current non-performing loan classification of the specific credit, which is expected to become classified as other real estate, contributes 0.26% of the total non-performing loan ratio of 1.26% at December 31, 2007.

Shareholders’ equity increased 0.7% in the fourth quarter of 2007, and was 23.5% above the level at December 31, 2006. The ratio of average equity to average assets stood at 8.7% in the fourth quarter of 2007 – a level consistent over past years, indicating that strong equity capital has been maintained as the company has grown, which is especially important as many Michigan banks are experiencing more asset quality problems than Firstbank. Firstbank did not repurchase its common stock in the fourth quarter of 2007, and for the full year repurchased 103,100 shares, all in the third quarter of 2007.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 52 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Dec 31 2007	Sep 30 2007	Dec 31 2006

ASSETS

Cash and cash equivalents:
Cash and due from banks	$42,198	$33,713	$32,084
Short term investments	3,331	20,695	24,853

Total cash and cash equivalents	45,529	54,408	56,937

Securities available for sale	105,130	97,832	69,125
Federal Home Loan Bank stock	8,007	7,684	5,924
Loans:
Loans held for sale	1,725	311	1,120
Portfolio loans:
Commercial	219,080	222,249	194,810
Commercial real estate	311,494	329,638	286,249
Residential mortgage	387,222	391,845	284,137
Real estate construction	126,027	93,278	81,218
Consumer	78,106	79,506	63,106

Total portfolio loans	1,121,929	1,116,516	909,520
Less allowance for loan losses	(11,477)	(11,821)	(9,966)

Net portfolio loans	1,110,452	1,104,695	899,554

Premises and equipment, net	27,554	27,412	20,232
Goodwill	35,181	35,193	20,094
Other intangibles	5,734	5,988	3,045
Other assets	27,088	28,471	19,061

TOTAL ASSETS	$1,366,400	$1,361,994	$1,095,092

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$152,126	$148,682	$131,942
Interest bearing accounts:
Demand	222,371	217,678	161,228
Savings	147,654	153,214	127,301
Time	453,864	447,690	350,710
Wholesale CD's	35,377	37,223	64,245

Total deposits	1,011,392	1,004,487	835,426

Securities sold under agreements to
repurchase and overnight borrowings	42,791	53,155	35,179
FHLB Advances and notes payable	139,035	130,982	94,177
Subordinated Debt	36,084	36,084	20,620
Accrued interest and other liabilities	18,487	19,449	13,617

Total liabilities	1,247,789	1,244,157	999,019

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	111,436	110,862	91,652
Retained earnings	6,692	6,764	4,552
Accumulated other comprehensive income/(loss)	483	211	(131)

Total shareholders' equity	118,611	117,837	96,073

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,366,400	$1,361,994	$1,095,092

Common stock shares issued and outstanding	7,407,198	7,374,060	6,484,202
Principal Balance of Loans Serviced for Others ($mil)	$515.1	$516.0	$472.0

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	1.26%	1.00%	0.47%
Non-Perf. Loans + OREO / Loans (a) + OREO	1.54%	1.30%	0.65%
Non-Performing Assets / Total Assets	1.26%	1.07%	0.54%
Allowance for Loan Loss as a % of Loans (a)	1.02%	1.06%	1.10%
Allowance / Non-Performing Loans	81%	106%	234%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,118,551	$1,102,696	$915,191
Total Earning Assets	1,228,740	1,227,061	999,225
Total Shareholders' Equity	117,960	117,158	95,761
Total Assets	1,356,106	1,352,024	1,083,518
Diluted Shares Outstanding	7,378,262	7,391,851	6,543,831

(a)     Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Twelve Months Ended:

	Dec 31 2007	Sep 30 2007	Dec 31 2006	Dec 31 2007	Dec 31 2006

Interest income:
Interest and fees on loans	$20,702	$20,822	$17,303	$75,364	$67,200
Investment securities
Taxable	856	921	534	3,090	2,139
Exempt from federal income tax	426	363	266	1,326	1,000
Short term investments	168	334	150	1,082	447

Total interest income	22,152	22,440	18,253	80,862	70,786

Interest expense:
Deposits	7,661	7,892	6,469	28,649	22,942
Notes payable and other borrowing	2,782	2,808	1,992	9,568	7,778

Total interest expense	10,443	10,700	8,461	38,217	30,720

Net interest income	11,709	11,740	9,792	42,645	40,066
Provision for loan losses	1,773	223	169	2,014	767

Net interest income after provision for loan losses	9,936	11,517	9,623	40,631	39,299

Noninterest income:
Gain on sale of mortgage loans	549	428	309	1,676	1,265
Service charges on deposit accounts	1,237	1,300	935	4,475	3,828
Gain (loss) on trading account securities	(628)	0	0	(628)	0
Gain (loss) on sale of AFS securities	7	0	0	(123)	7
Mortgage servicing	162	118	194	555	526
Other	753	1,121	930	3,765	4,507

Total noninterest income	2,080	2,967	2,368	9,720	10,133

Noninterest expense:
Salaries and employee benefits	5,322	5,743	4,817	20,621	18,591
Occupancy and equipment	1,656	1,629	1,339	5,962	5,132
Amortization of intangibles	305	332	161	1,234	665
FDIC insurance premium	61	61	25	171	102
Other	2,880	3,369	2,677	11,086	10,332

Total noninterest expense	10,224	11,134	9,019	39,074	34,822

Income before federal income taxes	1,792	3,350	2,972	11,277	14,610
Federal income taxes	226	935	804	2,891	4,402

Net Income	$1,566	$2,415	$2,168	$8,386	$10,208

Fully Tax Equivalent Net Interest Income	$11,961	$11,969	$9,971	$43,483	40,699

Per Share Data:
Basic Earnings	$0.21	$0.33	$0.33	$1.21	$1.56
Diluted Earnings	$0.21	$0.33	$0.33	$1.21	$1.55
Dividends Paid	$0.225	$0.225	$0.214	$0.900	$0.852

Performance Ratios:
Return on Average Assets (a)	0.45%	0.71%	0.79%	0.69%	0.95%
Return on Average Equity (a)	5.2%	8.2%	8.9%	7.8%	10.7%
Net Interest Margin (FTE) (a)	3.89%	3.89%	3.98%	3.90%	4.13%
Book Value Per Share (b)	$16.01	$15.98	$14.82	$16.01	$14.82
Average Equity/Average Assets	8.7%	8.7%	8.8%	8.8%	8.9%
Net Charge-offs	$2,116	$249	$892	$2,848	$2,359
Net Charge-offs as a % of Average Loans (c)(a)	0.76%	0.09%	0.39%	0.28%	0.26%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale